Exhibit 99.1

Origin Investment Corp I Announces Full Exercise and Closing of the Over-Allotment Option in Connection with its Initial Public Offering

Singapore, July 18, 2025 /Globe Newswire/ – Origin Investment Corp I (the “Company”), a newly organized special purpose acquisition company, today announced that, the underwriters of its recently completed initial public offering of units, which closed on July 3, 2025, have exercised in full their option to purchase an additional 900,000 units. The additional units were sold at a price to the public of $10.00, before underwriting discounts. The issuance and sale of these additional units closed today.

ThinkEquity acted as the sole book-running manager for the offering.

A registration statement on Form S-1 (File No. 333-284189) relating to the units was filed with the Securities and Exchange Commission (“SEC”) and became effective on July 1, 2025. This offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004. The final prospectus has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Origin Investment Corp I

The Company is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While the Company will not limit its search for a target company to any particular business segment, the Company intends to focus its search for a target business in Asia. However, the Company will not consummate its initial business combination with an entity or business in China or with China operations consolidated through a variable interest entity structure.

Contact:

Edward Chang, CEO

+65 7825-5768

eychang@originequity.partners